Exhibit 5.1

A&L Goodbody  Solicitors  International Financial Services Centre  North Wall Quay  Dublin 1
Tel: +353 1 649 2000    Fax: +353 1 649 2649    email: law@algoodbody.ie    website: www.algoodbody.ie    dx: 29 Dublin

A&L Goodbody

our ref	|JTG/AFC 01-363378	your ref	|	date	| 15 June 2009

A& LG

Icon plc
South County Business Park
Leopardstown
Dublin 18

Ladies and Gentlemen:

We have acted as Irish counsel to Icon plc (“Icon”), a public limited company incorporated under the laws of Ireland, in connection with the proposed registration of an indeterminate number of:

(a) American Depositary Shares each evidenced by 1 American Depositary Receipt representing 1 Ordinary Share, par value 6 euro cent of Icon (the “Shares”);
(b) one or more series of debt securities (the “Debt Securities”); and
(c) one or more series of convertible debt securities (the “Convertible Debt Securities”)

up to a combined dollar amount of US$200,000,000 (together the “Securities” and the entire transaction being herein referred to as the “Transaction”).

We refer to the Registration Statement (Number 333-[XXXX]) on Form F-3 dated today’s date and the related prospectus (together referred to herein as the “Registration Statement”) filed by Icon under the Securities Act, 1933 (as amended) in respect of the foregoing.

1.	In connection with this opinion, we have assumed:

	1.1.	the accuracy and completeness of all information appearing on public records;

1.2.
that Icon has entered into the Transaction and will issue all Securities in good faith, for its legitimate business purposes, for good consideration, and that it derives and will at all times derive commercial benefit from the Transaction and the issue of the Securities commensurate with the risks undertaken by it in the Transaction and in relation to the issue of the Securities;

1.3.
the absence of fraud and the presence of good faith on the part of Icon and the other Registrants under the Registration Statement and their respective officers, employees, agents and advisers in respect of the Transaction and any issue of Securities;

1.4.
that (a) Icon will be fully solvent at the time of and immediately following the filing of the Registration Statement and upon the issue of any Securities; (b) Icon would not as a consequence of doing any act or thing which the Registration Statement or any issue of the Securities contemplates, permits or requires Icon to do, be insolvent; (c) no resolution or petition for the appointment of a liquidator or examiner has been passed or presented in relation to Icon and none will be passed or presented prior to the issue of any Securities; and (d) no receiver has been appointed in relation to any of the assets or undertaking of Icon and none will be appointed prior to the issue of any Securities;

1.5.
that Icon has the necessary power and authority, and all necessary corporate and other action has been taken, to enable it to file the Registration Statement and to execute, deliver and perform the obligations undertaken by it under the agreements referred to in the Registration Statement to which it is party, and the implementation by Icon of the foregoing will not cause:

Dublin	London	Boston	New York	Brussels

M.G. Dickson	M.T. Beresford	P.M. Law	P.J. Carroll	J.A. O’Farrell	I.B. Moore	S.M. Doggett	S. O’Riordan	K.P. Allen	C. Rogers	M.J. Ward
E. Brunker	F.J. O’Riordan	D.J. Sanfey	J.N. Dudley	E.M. FitzGerald	J. Olden	B. McDermott	M.P. McKenna	A.V. Fanagan	C. O’Donovan	A.C. Burke
N.H. Martin	T.V. O’Connor	S.W. Haughey	J.H. Hickson	S.M. Lohan	J. Coman	C. Duffy	K.A. Feeney	E.A. Roberts	G. O’Toole	J. Given
S.C. Hamilton	H.N. Healy	P.R. Dobbyn	M.F. O’Gorman	B.M. Cotter	V.J. Power	E.M. Brady	M. Sherlock	D.Glynn	J.N. Kelly	D. Widger
R.B. Buckley	M.A. Greene	C.M. Preston	C.E. Gill	J.G. Grennan	L.A. Kennedy	P.V. Maher	E. MacNeill	J.B. Roche	N. O’Sullivan
Consultants:	J.R. Osborne	Professor J.C.W. Wylie		A.F. Browne

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		1.5.1.	any limit on it or on its directors (whether imposed by the documents constituting Icon or by statute or regulation) to be exceeded; or

		1.5.2.	any law or order to be contravened;

1.6.
no authorisations, approvals, licences, exemptions or consents of governmental or regulatory authorities with respect to the agreements referred to in the Registration Statement or with respect to any issue of the Securities are or will be required to be obtained in Ireland;

1.7.
that the Debt Securities and Convertible Debt Securities will conform with the descriptions and restrictions contained in the Registration Statement and that the selling restrictions contained therein have been and will be at all times observed;

1.8.
that Icon will at all times comply with its obligations under and the representations and warranties contained in the agreements referred to in the Registration Statement and all other agreements relating to the issue of the Securities;

1.9.
that the Registration Statement and the Prospectus comply with, and that each issue of Securities will comply with, the provisions of Directive 2003/71/EC and the Prospectus (Directive 2003/71/EC) Regulations 2005;

1.10.
that the Convertible Debt Securities and/or the Ordinary Shares underlying the Shares will not be issued by Icon unless there are, at that time, sufficient numbers of authorised but unissued Ordinary Shares under Icon’s then Articles of Association and that at the time of the issue, there are subsisting valid authorities given by Icon’s shareholders pursuant to the Irish Companies Acts;

1.11.
that Icon will have the necessary power and authority, and all necessary corporate and other action will have been taken, to enable it to issue the Securities and to execute, deliver and perform the obligations undertaken by it in relation thereto to which it is party, and the implementation by Icon of the foregoing will not cause:

1.11.1.
any limit on it or on its directors (whether imposed by the documents constituting Icon or by statute or regulation) to be exceeded or any terms of any agreement binding on it or its assets to be breached; or

		1.11.2.	any law or order to be contravened; and

1.12.
that, at that time, the issue of the Convertible Debt Securities and/or the Debt Securities and/or the Ordinary Shares and the registration of the Shares will not violate any law applicable to Icon or result in a default under or breach of any agreement or instrument binding upon Icon.

2.
We are admitted to practise law only in Ireland and accordingly, we express no opinion on the laws of any jurisdiction other than the laws (and the interpretation thereof) of Ireland in force as at the date hereof.  We assume, without having made any investigation, that the transactions contemplated by the Registration Statement are lawful under the United States federal law, New York State law and all other applicable laws (if any).  As the transactions contemplated by the Registration Statement are governed by the United States federal law and/or New York State law, we have relied upon the opinion of Cahill Gordon & Reindel LLP as to matters relating to those laws.

3.	Based upon the foregoing we are of the opinion that::

3.1.
Icon is a company duly incorporated under the laws of Ireland.  Based only on searches carried out in the Irish Companies Registration Office and the Central Office of the High Court on 15 June 2009, Icon is validly existing under the laws of Ireland;

3.2.
those Ordinary Shares referred to in the Registration Statement, when issued as contemplated in and in accordance with the Registration Statement, will be duly authorised, and upon receipt of the approval of the Board of Directors of Icon or a committee thereof for their allotment and issue, validly issued, fully paid and not subject to calls for any additional payment.

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3.3.	the Debt Securities, when issued and sold as contemplated in and in accordance with the Registration Statement, will constitute valid and legally binding obligations of Icon;

3.4.	the Convertible Debt Securities, when issued and sold as contemplated in and in accordance with the Registration Statement, will constitute valid and legally binding obligations of Icon; and

3.5.
the statements in the Registration Statement and the Prospectus under the headings “Price Range of ADSs and Dividend Policy”, “Exchange Controls and Other Limitations Affecting Security Holders” and “Enforceability of Civil Liabilities Provisions of Federal Securities Laws against Foreign Persons; Shareholder Rights under Irish Law”, to the extent that they constitute matters of law or legal conclusions with respect thereto, have been prepared or reviewed by us and are correct in all material respects.

For the purposes of this Opinion we have assumed that the term "non-assessable" in relation to the Ordinary Shares means under Irish law that holders of such Ordinary Shares, in respect of which all amounts due on such Ordinary Shares as to the nominal amount and any premium thereon have been fully paid, will be under no obligation to contribute to the liabilities of Icon solely in their capacity as holders of such Ordinary Shares.

4.	The opinions set forth in this opinion letter are given subject to the following qualifications:

	4.1.	an order of specific performance or any other equitable remedy is a discretionary remedy and is not available when damages are considered to be an adequate remedy;

4.2.
this opinion is given subject to general provisions of Irish law relating to insolvency, bankruptcy, liquidation, reorganisation, receivership, moratoria, court scheme of arrangement, administration and examination, and the fraudulent preference of creditors and other Irish law generally affecting the rights of creditors;

	4.3.	this opinion is subject to the general laws relating to the limitation of actions in Ireland;

4.4.
a determination, description, calculation, opinion or certificate of any person as to any matter provided for in the agreements referred to in the Registration Statement or any other agreements relating to the Securities or their issue might be held by the Irish courts not to be final, conclusive or binding if it could be shown to have an unreasonable, incorrect, or arbitrary basis or not to have been made in good faith;

4.5.
additional interest imposed by any clause of any agreement referred to in the Registration Statement or any other agreements relating to the Securities or their issue might be held to constitute a penalty and the provisions of that clause imposing additional interest would thus be held to be void.  The fact that such provisions are held to be void would not in itself prejudice the legality and enforceability of any other provisions of the relevant agreement but could restrict the amount recoverable by way of interest under such agreement;

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	4.6.	claims may be or become subject to defences of set-off or counter-claim;

4.7.
an Irish court has power to stay an action where it is shown that there is some other forum having competent jurisdiction which is more appropriate for the trial of the action, in which the case can be tried more suitably for the interests of all the parties and the ends of justice, and where staying the action is not inconsistent with Council Regulation 2001/44/EC;

	4.8.	the enforceability of severance clauses is at the discretion of the court and may not be enforceable in all circumstances;

	4.9.	a waiver of all defences to any proceedings may not be enforceable;

4.10.
provisions in any of the agreements referred to in the Registration Statement or any other agreements relating to the Securities or their issue providing for indemnification resulting from loss suffered on conversion of the amount of a claim made in a foreign currency into euro in a liquidation may not be enforceable;

4.11.
an Irish court may refuse to give effect to undertakings contained in any of the agreements referred to in the Registration Statement or any other agreements relating to the Securities or their issue that Icon will pay legal expenses and costs in respect of any action before the Irish courts; and

	4.12.	we express no opinion on any taxation matters or on the contractual terms of the relevant documents other than by reference to the legal character thereof.

5.
We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to our firm under the captions “Enforceability of Civil Liabilities Provisions of Federal Securities Laws against Foreign Persons; Shareholder Rights under Irish Law” and “Validity of the Securities”.

This opinion is being delivered to you and may not be relied upon or distributed to any other person, without our consent.  This opinion is to be construed in accordance with and governed by the laws of Ireland.

Yours faithfully,

/s/ A&L Goodbody.

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